Exhibit 24.2

SPECTRA ENERGY CORP

CERTIFIED RESOLUTION

FURTHER RESOLVED, that each officer and director who may be required to execute the Exchangeco S-3 or any amendments thereto (whether on behalf of the Corporation or as an officer or director thereof or by attesting the seal of the Corporation or otherwise) be, and hereby is, authorized to execute a Power of Attorney appointing Fred J. Fowler, William S. Garner, Jr. and Patricia M. Rice, and each of them, as true and lawful attorneys and agents to execute in his or her name, place and stead (in any such capacity) the Exchangeco S-3 and any and all amendments thereto and all instruments necessary or advisable in connection therewith, to attest the seal of the Corporation thereon and to file the same with the Commission, each of said attorneys and agents to have power to act with or without the others and to have full power and authority to do and perform in the name and on behalf of each of such officers and directors, or both, as the case may be, every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any such officer or director might or could do in person;

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I, William S. Garner, Jr., Group Executive, General Counsel and Secretary of Spectra Energy Corp, do hereby certify that the foregoing is a full, true and complete extract from the Minutes of the regular meeting of the Board of Directors of said Corporation held on December 19, 2006, at which meeting a quorum was present.

IN WITNESS WHEREOF, I hereby execute this Certified Resolution this the 17th day of January, 2007.

By:	/s/ William S. Garner, Jr.
Name:	William S. Garner, Jr.
Title:	Group Executive, General Counsel and Secretary.

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